                                     Exhibit 11.0

                               USCS INTERNATIONAL, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                         (In thousands except per share data)


                                       Three months ended               Years ended
                                          December 31,                  December 31,
                                    -----------------------------------------------------
                                      1996           1995           1996           1995
                                    -----------------------------------------------------
Weighted average number of
common shares outstanding
during the period                     23,060         18,791         20,990         19,138

Common stock equivalents
considered to be outstanding
for the periods presented              1,045          2,005          1,565          2,000
                                    --------       --------      ---------      ---------
                                      24,105         20,796         22,555         21,138
                                    --------       --------      ---------      ---------

                                    --------       --------      ---------      ---------
Net income                          $  4,775       $  3,008      $  14,509      $  10,370
                                    --------       --------      ---------      ---------

                                    --------       --------      ---------      ---------

Earnings per share                  $   0.20       $   0.14      $    0.64      $    0.49
                                    --------       --------      ---------      ---------
                                    --------       --------      ---------      ---------


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